UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2005 (March 9, 2005)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-9100
(Registrant’s telephone number, including area code)

Not Applicable
(Former names or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Contract

      On March 9, 2005, the Compensation Committee of the Board of Directors of the Company approved the payment of bonuses to the Company’s officers and set new salaries for the Company’s officers. The amounts of the bonuses were determined at the discretion of the Compensation Committee based on 2004 performance and were not determined pursuant to a fixed formula. Without admitting that these bonuses or salaries are material to the Company, the following bonuses, including cash bonuses and restricted stock grants, and new salaries were approved for the Company’s Chief Executive Officer and four other most highly compensated officers:

		Shares of Common Stock
Name and	Cash	Underlying	New Annual
Principal Position	Bonus	Restricted Stock Grants (#)(1)	Salary
William J. Barrett	$267,500	—	$300,000
Chief Executive Officer

J. Frank Keller	$125,000	—	$230,000
Chief Operating Officer

Fredrick J. Barrett	$125,000	—	$230,000
President

Thomas B. Tyree, Jr.	$125,000	—	$230,000
Chief Financial Officer

Francis B. Barron	$85,000	917	$201,400
Senior Vice President—General Counsel; and Secretary

(1)	The dollar amount of the restricted stock grant was $30,000 based on the closing price for the Company’s common stock on the New York Stock Exchange on March 8, 2005 of $32.70 per share. These shares vest 25% on each of March 9, 2006, 2007, 2008, and 2009 if Mr. Barron continues to be employed by the Company on each of those dates.

      Also on March 9, 2005, the Compensation Committee determined that, in considering discretionary bonuses for the year ending December 31, 2005, the Committee will consider, in addition to other information that the Committee deems relevant at the time of its determination, the Company’s net production, discretionary cash flow (a non-GAAP item that is described below), lease operating expenses and gathering expenses on both an aggregate and unit of production basis, general and administrative expenses on both an aggregate and unit of production basis, exploration success, net proved reserve additions, and finding and development costs. Discretionary cash flow is computed as net loss plus depreciation, depletion, amortization and impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, losses (gains) on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is used by the Company because management believes that it provides useful additional information for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2005	BILL BARRETT CORPORATION
	By:	/s/ Francis B. Barron
Francis B. Barron
Senior Vice President—General Counsel; and Secretary